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                                                                      Exhibit 99

[Environmental Power Corporation Logo]

COMPANY PROFILE

A Unique Solution -- Environmental Power Corporation is positioned at the confluence of two expanding markets: 1) the government-mandated need for pollution control for large animal feeding operations and 2) the rapidly growing, highly favored renewable energy market. Environmental Power believes it holds the most cost effective and commercially attractive response in both markets.

NET INCOME                           POWER GENERATION REVENUES
(in thousands $)                     (in thousands $)
1997 - 4,614                         1997 - 43,763
1998 - (1,649)                       1998 - 45,721
1999 - 1,778                         1999 - 48,268
2000 - 1,827                         2000 - 54,303
2001 - 1,679                         2001 - 53,518

The Company, established in 1982, is a leading provider of environmental solutions and renewable energy with annual revenues in excess of $50 million focusing on environmentally sound power generation, including waste coal, biomass and distributed generation.

In July of 2001, Environmental Power Corporation acquired Microgy Cogeneration Systems, Inc., a development stage renewable energy and distributed generation company. With the acquisition, Environmental Power obtained the exclusive North American license for a highly efficient anaerobic digestion technology, a method of producing renewable energy generated by methane derived from animal wastes. The technology, already implemented successfully in Europe, turns an expensive agricultural industry problem into a profit-generating solution.

THE MANDATE

Under the Clean Water Act, polluted runoff has been identified as the most important source of water pollution resulting in a coordinated effort to reduce ground and surface water contamination.

The U.S. Department of Agriculture (USDA) and the Environmental Protection Agency (EPA) have identified that large and medium sized animal feeding operations are a major contributor to pollution runoff in the water supply. New regulations require these farms to develop pollution reduction programs.

TOTAL ASSETS
(in thousands $)
1997 - 61,362
1998 - 55,163
1999 - 58,782
2000 - 69,284
2001 - 85,566

Many states have either mandated or created incentive programs for renewable energy producers. For example, Wisconsin, Arizona, Texas, Nevada and New York have all passed legislation requiring a portion of all power sold by the state utilities to be renewable.

Environmental Power's "unique solution" will address the above needs. The system will also reduce greenhouse gas emissions, be easy to implement and is expected to be a profit-making investment for farmers.

ESTIMATED POTENTIAL MARKET SIZE

                           Assumed Average    Estimated            Potential
                               Sales Price    Number of          Market Size
                               (thousands)        Farms          (thousands)
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Initial Target Market              $4,171        1,500          $ 6,706,112
Expanded Target Market             $3,191        2,346          $ 7,486,848
Total Market                       $3,690        3,846          $14,192,960
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COMPETITIVE ADVANTAGES

Proven Anaerobic Digestion Technology - Licensed technology has over 15 years of successful performance in Europe.

High Efficiency Anaerobic Digestion Technology - Licensed technology produces up to five times more methane-rich biogas on average than other digester technologies.

Multiple Revenue Streams - In addition to the sale of electricity, the company's proposed facilities will be able to produce other products for sale including "green credits", pollution offset credits, heat, refrigeration and residual co-products such as bedding, compost, fertilizers and solid bio-fuels.

Profitable Pollution Control - Environmental Power believes it is the only provider of ground and surface-water pollution control that is profitable to the farmer. Our product will provide an income opportunity.

Firm, Peak, Utility-Grade Power - The Company's projects will produce market competitive firm, peak, utility-grade renewable power that can be shaped to customer demand.

First Mover Advantage - The pressure for environmental compliance has gained intensity and grabbed the farmers attention. Environmental Power is one of the first companies to market an economically effective solution. We believe no other company offers our unique combination of pollution control and renewable energy production that is a profitable solution for the farmers.

Experience - The Company has significant experience in large-scale development of electric generating facilities, having developed $400 million worth of facilities, and can quickly deploy its technology in target markets.

Market Expansion - The Company is targeting large-scale animal feeding operations in the U.S. and estimates the market potential for this type of pollution control to exceed $14 billion.

Product Scalability - The cost to produce facilities is expected to decrease significantly as volume and standardization drives down the manufacturing and construction costs.

COMPANY HISTORY

o Signed conditional letters of intent in July 2002 with six farms in Wisconsin to build anaerobic digesters on each site using proprietary biogas technology to address the farmers' need for waste management and desire to produce electricity from renewable sources.

o New contract with Wisconsin Public Service Corporation to supply electricity from up to 15 megawatts of generating capacity.

o    Partially or fully developed:

     o    Seven hydroelectric plants

     o    Three waste coal fired generating facilities.

o Owns a 22-year lease on the environmental award-winning Scrubgrass waste coal generating facility.

o Pioneered tax-exempt, non-credit enhanced, debt financing for independent power projects.

o Signed some of the earliest power sales contracts under the Federal Public Utility Regulatory Policy Act of 1978 (PURPA) in Vermont, Pennsylvania, Maine and Utah.

TRACK RECORD OF SUCCESS

o For more than eight years, Environmental Power has cleaned up millions of tons of waste coal in Pennsylvania while providing electricity to approximately 83,000 homes and generating over $50 million in annual revenues.

o Since 1982, Environmental Power Corporation has developed several power projects that have provided significant environmental benefits.

o The State of Pennsylvania expects the Company's Scrubgrass facility will save it over $20 million in acid mine drainage remediation costs.

FOR FURTHER INFORMATION CONTACT:

Brecca Loh, Investor Relations         Maria Rosati
Environmental Power Corporation        The Torrenzano Group
One Cate Street, 4th Floor             551 Fifth Avenue, Suite 1400
Portsmouth, NH 03801                   New York, NY 10176
Tel: (603) 431-1780 ext. 18            Tel: (212) 681-1700 ext. 109
Email: brecca@environmentalpower.com   Fax: (212) 681-6961
                                       Email: mrosati@torrenzano.com

Cautionary Note:

This message includes "forward-looking" statements, as contemplated by the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements and risk factors contained in Environmental Power Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 2002 and other filings with the Securities and Exchange Commission are incorporated herein by reference. Environmental Power Corporation's actual results may differ materially from the anticipated results or other expectations expressed in Environmental Power Corporation's "forward-looking" statements.